                                                                 EXHIBIT 23.2



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement of Morrison Knudsen Corporation on Form S-8 (File No. 33-81038) in connection with the Morrison Knudsen Corporation Amended and Restated Stock Option Plan, of our report which includes an explanatory paragraph regarding a change in method of accounting for impairment of long-lived assets and an emphasis of a matter paragraph regarding an environmental contingency, dated February 24, 1997, on our audit of the consolidated financial statements and financial statement schedule of Morrison Knudsen Corporation as of November 30, 1996, and for the year then ended, included in the Morrison Knudsen Corporation 1996 Annual Report on Forms 10K and 10K-A, which is incorporated herein by reference.


    /s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Boise, Idaho
July 28, 1997